HNI Corporation

Change In Control Employment Agreement

THIS CHANGE IN CONTROL AGREEMENT is made between HNI Corporation, an Iowa corporation (the "Corporation"), and _____________________________________ (the "Executive"), dated this ______ day of _______________________, 20__.

1.
Purpose. The Corporation wishes to attract and retain well-qualified executive and key personnel. The Corporation and the Executive wish to assure continuity of management in the event of any actual or threatened Change in Control (as defined in Section 3) of the Corporation. The Agreement is entered into to accomplish these purposes and in consideration for the mutual covenants herein contained.

2.
Operation of Agreement. The "effective date of this Agreement" shall be the first date during the "Term of the Agreement" (as defined below) on which a Change in Control occurs. Subject to the final sentence of this Section 2, this Agreement shall terminate if the Board of Directors of the Corporation (the "Board") determines that the Executive is no longer a key executive who should be covered by this Agreement and so notifies the Executive; provided, however, that such a determination shall not be made, and if made shall have no effect, (i) within two years after a Change of Control or (ii) during any period of time when the Corporation has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, the third person has abandoned or terminated his efforts to effect a Change in Control. The "Term of the Agreement" shall mean the period commencing on the date hereof and ending on the tenth anniversary of the date hereof. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Corporation is terminated prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the Executive's employment shall be deemed to have been terminated during the Protection Period (as defined herein).

3.	Change in Control. For the purposes of this Agreement, a "Change in Control" shall mean:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that (1) for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation that is approved by a majority of the Incumbent Board (as defined below), (B) any acquisition by the

Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 3 and (2) a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of 20% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities as a result of a reduction in the number of shares of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities representing 1% or more of the then-outstanding Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities are treated equally; or

(b)
individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, or appointment, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be,

(ii) no Person (excluding the Corporation, any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)
approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 3.

4.	Terms of Employment During Protection Period.

(a)
The Corporation hereby agrees to continue the Executive in its employ and the Executive, subject to Section 6(c), hereby agrees to remain in the employ of the Corporation, for the period commencing on the effective date of this Agreement and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the date this Agreement otherwise terminates as provided herein (the period commencing on the effective date of this Agreement and ending on the earlier to occur of dates specified in clauses (i) and (ii) is referred to herein as the "Protection Period").

(b)
During the Protection Period the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned during the 90-day period immediately preceding the effective date of this Agreement. Such services shall be performed at the location where the Executive was employed immediately prior to the effective date of this Agreement.

(c)
The Executive agrees that during the Protection Period he shall devote such business time during normal business hours exclusively to the business and affairs of the Corporation and use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, in each case, to the extent necessary to discharge the responsibilities assigned to him hereunder, except for (i) services on corporate, civic or charitable boards or committees not significantly interfering with the performance of such responsibilities and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees with which he shall be connected, as a member or otherwise, at the effective date of this Agreement shall not be deemed to interfere with the performance of the Executive's services to the Corporation.

5.	Compensation.

(a)
Base Salary. During the Protection Period, the Executive shall receive a base salary ("Base Salary") at a monthly rate at least equal to the highest monthly salary paid to the Executive by the Corporation or any of its affiliated companies within one year prior to the effective date of this Agreement. During the Protection Period, the Base Salary shall be reviewed at least once each year and shall be increased at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Corporation's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Corporation hereunder, and after any such increase the Base Salary shall not be reduced. As used in this Agreement, the term "affiliated companies" means any company controlling, controlled by, or under common control with the Corporation.

(b)
Annual Incentive. In addition to Base Salary, the Executive shall be awarded for each completed fiscal year during the Protection Period an annual incentive ("Annual Incentive") (either pursuant to the Executive Annual Incentive Plan or any other annual bonus or annual incentive plan or program of the Corporation or otherwise) in cash equal to (i) the higher of: (A) the Annual Incentive actually payable to the Executive for such completed fiscal year, or (B) the highest Annual Incentive actually paid or payable to the Executive in respect of any of the full fiscal years completed during the three fiscal years immediately prior to the effective date of this Agreement minus (ii) in the case of any fiscal year in which a Change in Control occurs, any prorated amount previously paid to Executive in respect of the Annual Incentive for such fiscal year (the "Initial Prorated Bonus Payment"). Each such Annual Incentive shall be payable on the last day of February of the year next following the year for which the Annual Incentive is awarded.

(c)
Incentive, Savings and Retirement Plans. In addition to the Base Salary and Annual Incentive payable as hereinabove provided, the Executive shall be entitled to participate during the Protection Period in all applicable incentive, savings, pension, supplemental executive retirement and other retirement plans and programs, deferred compensation plans, stock option plans and other equity and long-term incentive plans including, where applicable, the Long-Term Performance Plan, the Executive Deferred Compensation Plan and the HNI Corporation Profit-Sharing Retirement Plan, on a basis providing him with the opportunity to receive compensation without duplication of the Annual Incentive and benefits equal to those provided by the Corporation and its affiliated companies for the Executive under such plans and programs as in effect at any time during the 90-day period immediately preceding the effective date of this Agreement or, if more favorable to the Executive, as in effect at any time thereafter with respect to executives with comparable responsibilities.

(d)
Benefit Plans. During the Protection Period, the Executive and his spouse, dependents and beneficiaries, as the case may be, shall be entitled to receive employee benefits (including, without limitation, all amounts which he or his spouse is or would have been entitled to receive as benefits under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of the Corporation and its affiliated companies) as in effect at any time during the 90-day period immediately preceding the effective date of the Agreement, or if more favorable to the Executive, as in effect at any time thereafter with respect to executives with comparable responsibilities.

(e)
Expenses. During the Protection Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation as in effect during the 90-day period immediately preceding the effective date of this Agreement or, if more favorable to the Executive, as in effect at any time thereafter with respect to executives with comparable responsibilities.

(f)
Vacation and Fringe Benefits. During the Protection Period, the Executive shall be entitled to paid vacation and fringe benefits in accordance with the policies of the Corporation as in effect during the 90-day period immediately preceding the effective date of this Agreement or, if more favorable to the Executive, as in effect at any time thereafter with respect to executives with comparable responsibilities.

6.	Certain Terms Relating to Termination.

(a)
Disability. The Corporation may terminate the Executive's employment during the Protection Period, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice (the "Disability Effective Date") if within 90 days after such receipt the Executive shall fail to return to full-time performance of his duties (and if the Executive's Disability has been established pursuant to the definition of "Disability" set forth below). For purposes of this Agreement, "Disability or Disabled" means that the Executive satisfies the requirements to receive long-term disability benefits under the Corporation-sponsored group long-term disability plan in which the Executive participates without regard to any waiting periods, or that the Executive has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits.

(b)
Cause. During the Protection Period, the Corporation may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) an act or acts of dishonesty on the Executive's part which are intended to result in his substantial personal enrichment at the expense of the Corporation or (ii) repeated violations by the Executive of his obligations under Section 4 of this Agreement which are demonstrably willful and deliberate on the Executive's part and which resulted in material injury to the Corporation.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered to constitute "Cause" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)
Good Reason. Notwithstanding anything to the contrary contained herein, during the Protection Period, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means:

(i)
without the express written consent of the Executive, (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 4(b) of this Agreement, or (B) any other substantial adverse change in such position (including titles), authority or responsibilities, including, without limitation the removal or failure to elect or maintain the Executive as a director of the Corporation if the Executive shall have been a director of the Corporation immediately prior to the effective date of this Agreement, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(ii)
any failure by the Corporation to comply with any of the material provisions of this Agreement, including Section 5 hereof, and which is not remedied by the Corporation promptly after receipt of notice thereof given by the Executive;

(iii)
the Corporation requiring the Executive to have his principal place of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to the effective date of this Agreement, except for travel reasonably required in the performance of the Executive's responsibilities;

(iv)
a purported termination by the Corporation of the Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement; or

(v)	any failure by the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 17.

(d)
Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). Notwithstanding the forgoing, if the termination is by the Executive for Good Reason, the Executive must give Notice of Termination within 90 days of the existence of Good Reason and the notice must provide the Corporation 30 days to remedy the condition.

(e)
Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or the date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the Corporation other than for Death or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination, (ii) if the Executive terminates his employment without Good Reason, the Date of Termination shall be the date on which the Executive ceases performing services for the Corporation, (iii) if the Executive terminates his employment with Good Reason, the Date of the Termination will be the last day of the 30 day cure period unless the Corporation waives such period (iv) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. Any dispute between the Corporation and the Executive regarding the Executive’s termination of employment shall not extend the Executive’s Date of Termination and no compensation under this Agreement shall be payable to the Executive other than as set forth in Section 7.

7.	Obligations of the Corporation upon Termination During the Protection Period.

(a)
Death. If the Executive's employment is terminated during the Protection Period by reason of the Executive's death, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than those obligations accrued or earned and vested as of the Date of Termination. Except as otherwise provided in any plan or arrangement in effect on the effective date of the Agreement, all such amounts under this Section 7(a) shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(b)
Disability. If the Executive's employment is terminated during the Protection Period by reason of the Executive's Disability this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested as of the Date of Termination. Except as otherwise provided in any plan or arrangement in effect on the effective date of the Agreement, all such amounts described in the preceding sentence shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be paid disability and other benefits from and after the Date of Termination at least equal to those provided in accordance with Section 5(d).

(c)
Cause; Other than for Good Reason. If the Executive's employment shall be terminated during the Protection Period for Cause, the Corporation shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Corporation shall have no further obligations to the Executive under this Agreement, except that such termination shall not modify or affect in any way any accrued right of the Executive to any other compensation payable pursuant to Section 5 or to any vested or accrued benefits payable in accordance with such Section. If the Executive terminates employment during the Protection Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than those obligations accrued or earned and vested as of the Date of Termination. Except as otherwise provided in any plan or arrangement in effect on the effective date of the Agreement, all such amounts under this Section 7(c) shall be paid to the Executive in a lump sum in cash within thirty 30 days of the Date of Termination.

(d)	Good Reason; Other Than for Cause or Disability.

(i)
Termination Payments. Subject to Section 9, if during the Protection Period the Corporation shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate his employment for Good Reason, the Corporation shall pay to the Executive the following amounts and provide him with the following benefits:

(A)
If not theretofore paid, the Executive shall be paid, within 30 days of the Date of Termination, (x) a lump-sum cash payment equal to his Base Salary through the Date of Termination at the rate in effect on the Date of Termination (or, if greater, the rate required by Section 5(a)), and (y) a lump-sum cash payment equal to (X) the product of (i) a fraction, the numerator of which equals the number of days elapsed since the beginning of the fiscal year in which the Executive's Date of Termination occurs through the Date of Termination and the denominator of which is 365, and (ii) the average of the Annual Incentive paid to the Executive for the two full fiscal years ended prior to the Date of Termination, minus (Y) the amount of any Initial Prorated Incentive Payment and any other prorated incentive payment payable under the Annual Incentive Plan for the fiscal year in which the Executive’s Date of Termination occurs.

(B)
Within 30 days of the Date of Termination, a lump-sum cash payment equal to two times the sum of (x) the Executive's annual Base Salary (at the rate in effect immediately prior to the Date of Termination, or, if greater, the rate required by Section 5(a)) and (y) the average of the

Annual Incentives paid to the Executive for the two full fiscal years ended prior to the Date of Termination.

(C)
(x) For a period of eighteen (18) months following the Date of Termination (the "COBRA Period"), the Corporation will arrange to provide the Executive, at no cost to the Executive, with medical and dental benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Date of Termination subject to the terms and conditions of such medical and dental plans, including, but not limited to, timely payment of any employee contributions necessary to maintain participation, except that the level of such benefit to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such benefits. The COBRA Period shall be considered to be the period during which the Executive shall be eligible for continuation coverage under Section 4980B of the Code, and the Corporation shall reimburse the Executive for the amount of premiums for such continuation coverage; provided, however, that without otherwise limiting the purposes or effect of Section 10, the benefits otherwise receivable by the Executive pursuant to this Section 7(d)(ii)(C)(x) will be reduced to the extent comparable benefits are actually received by the Executive from another employer during the COBRA Period following the Executive's Date of Termination, and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.

(y) Within thirty (30) days of the date of termination, the Executive will also be entitled to (i) a lump sum payment in an amount equal to the present value of the cost of health and dental coverage for an additional six (6) months, provided that if the payment described in this Section 7(d)(ii)(C)(y) is subject to tax, the Corporation will pay to the Executive an additional amount such that after payment by the Executive of all taxes so imposed on such benefits and on such payments, the Executive retains an amount equal to such taxes and (ii) an additional lump sum payment equal to the Corporation's reasonable determination of the value of two (2) years of continued participation in the Corporation's accidental death and travel accident insurance plan and the Corporation's disability plans.
(z) For a period of twenty-four (24) months following the Date of Termination (the "Continuation Period"), the Corporation will arrange to provide the Executive with group life insurance benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Date of Termination (or, if greater, immediately prior to the reduction, termination, or denial described in Section 6(c)(ii)), except that the level of such benefit to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such benefits. Without otherwise limiting the purposes or effect of Section 10, benefits otherwise receivable by the Executive pursuant to this Section 7(d)(ii)(C)(z) will be reduced to the extent comparable benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Date of Termination, and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.

(D)
The Executive shall be considered fully vested in any compensation or benefit amounts accrued, accruable or payable by the Corporation to the Executive under any Corporation sponsored compensation or benefit plan, whether qualified or unqualified, including but not limited to the Executive Deferred Compensation Plan, the Annual Incentive Plan, the Long-Term Performance Plans and such other plans as may have been in effect for the Executive immediately prior to the effective date of this Agreement and/or his Date of Termination.

(E)
If, despite the provisions of Sections 7(d)(i)(C) and 7(d)(i)(D) above, benefits or service credits under any such employee benefit plan cannot be payable or provided under any such plan to the Executive, or his dependents, beneficiaries and estate, because he is no longer an employee of the Corporation, the Corporation itself shall, to the extent necessary, pay or provide for payment of such benefits and service credits for such benefits to the Executive, his dependents, beneficiaries and estate along with, in the case of any benefit described herein that is subject to tax because it is not or cannot be paid under any such plan. Both the benefit payment and the additional payment shall be made in a lump sum payment within thirty (30) days of the Date of Termination in an amount such that after payment by the Executive or the Executive's dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes.

(F)
Executive shall be entitled to a payment under the Long-Term Performance Plan, at the times and otherwise as provided in such plan, as if Executive had terminated his employment with the Corporation due to retirement. Any such payment shall be reduced for amounts, if any, paid to Executive under such Plan prior to termination of employment on account of any change in control (as defined in such Plan).

(ii)	Certain Adjustments to Executive’s Compensation.
Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and (i) it is determined (as hereafter provided) that any payment or distribution by the Corporation or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Corporation, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Corporation, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Executive, as so reduced or repaid, constitutes an "excess parachute payment" but only if such reduction results in a payment to the Executive that is greater than the net payment the Executive would receive if the Executive received all payment under this Agreement and paid the Excise Tax. For purposes of this subsection, the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this subsection will be made at the expense of the Corporation, if requested by the Executive or the Corporation, by the Accounting Firm. Appropriate adjustments will be made to amounts previously paid to Executive, or to amounts not paid pursuant to this subsection, as the case may be, to reflect properly a subsequent determination that the Executive owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this subsection, the Executive will be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this subsection. The Corporation will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days prior to the Termination Date or other due date, the Corporation may effect such reduction or repayment in any manner it deems appropriate.
As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Corporation which should not have been made ("Overpayment") or that additional Agreement Payments which will have not been made by the Corporation could have been made ("Underpayment)," in each case, consistent with the calculation of the Reduced Amount hereunder.

In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall, to the extent permitted by law, be repaid by the Executive to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Corporation (or if paid by the Executive to the Corporation shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Notwithstanding the foregoing provisions of this Section 7(d)(ii), in no event will any Underpayment hereunder be made after the later of (x) the last day of the Executive's taxable year next following the year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or (y) if no taxes are to be remitted, the last day of the Executive's taxable year next following the year in which the audit or litigation is completed.

8.
Confidentiality and Noncompetition. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during his employment by the Corporation or any of its affiliated companies and which shall not be public knowledge. After termination of the Executive's employment with the Corporation he shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge, or data to anyone other than the Corporation and those designated by it. The obligations imposed by this paragraph will not apply if (a) such confidential information has become, through no fault of the Executive, generally known to the public, or (b) the Executive is required by law to make disclosure (after giving the Corporation notice and an opportunity to contest such requirement).

The Executive agrees that in the event that the Executive's employment is terminated such that he has received or is receiving benefits under Section 7(d), he shall not for a period of one year following such termination enter into any relationship whatsoever, either directly or indirectly, alone or in partnership, or as an officer, Director, employee or stockholder (beneficially owning stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Corporation), or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor or otherwise, with any enterprise, business or division thereof (other than the Corporation), which is engaged in the same business in those states within the United States in which the Corporation is at the time of such termination of employment conducting its business and which has annual sales of at least $10,000,000.

In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement be in full compliance with Section 409A of the Code. To the extent any provision in this Agreement is or will be in violation of Section 409A of the Code, the Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A and the intent of the parties is maintained to the maximum extent possible. In particular, to the extent the Executive becomes entitled to receive payment subject to Section 409A upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code or that would constitute a "deferral of compensation" under Code Section 409A or that would otherwise subject the Executive to tax under Section 409A of the Code, then notwithstanding anything to the contrary in this Agreement, payment will be made (or commenced) to the Executive on the earlier of (a) the Executive's "separation from service" with the Corporation (determined in accordance with Section 409A); provided, however, that if the Executive is a "specified employee" (within the meaning of Section 409A), the Executive's date of payment shall be made on the date which is 6 months after the date of the Executive's separation from service with the Corporation or (b) the Executive's death. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

10.    No Obligation to Mitigate Damages. In the event of the termination of the Executive's employment, the Executive shall not be under any obligation to mitigate damages by seeking other employment and no amounts shall be offset against payments due to the Executive hereunder unless specifically provided herein.

11.    Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under other agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

12.    Full Settlement. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. The Corporation agrees to pay, to the full extent permitted by law, all reasonable legal fees and expenses (determined in accordance with the Corporation’s normal policies for outside legal counsel expenses) of one law firm without conflicts with the Corporation which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof or as a result of any contest by the Executive against the amount of any deduction pursuant to Section 7(d)(ii) hereof, plus in each case interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the applicable Federal rate provided for in Section 7872 of the Code in effect from time to time during the period of such nonpayment. Such payments of legal fees and expenses (and interest payments relating thereto) will only be made (a) in accordance with this Section 12, (b) the reimbursement is available for a period not to exceed 15 years following a Change in Control, (c) the amount of expenses eligible for reimbursement during the Executive's taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (d) the reimbursement is made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred, and (e) the right to reimbursement is not subject to liquidation or exchange for another benefit.

13.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic or facsimile transmission (with receipt thereof orally confirmed) or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Fed Ex or UPS, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive office and to the Executive at the Executive's principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

14.
Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or the laws of descent and distribution.

15.	Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Iowa, without reference to principles of conflicts of laws.

16.
Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

17.
Successor to the Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

18.	Miscellaneous.

(a)
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

(b)	The Corporation may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)
This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof and shall supersede any similar agreement previously entered into between the Corporation and the Executive.

(d)
The Corporation hereby waives any and all conflicts of interest and attorney-client privilege that would prohibit counsel to the Corporation from representing the Executive in disputes relating to this Agreement.

(e)
The Executive and the Corporation acknowledge that the employment of the Executive by the Corporation prior to the effective date of this Agreement is "at will," and, prior to such effective date, may be terminated by either the Executive or the Corporation at any time. Subject to the final sentence of Section 2, upon a termination of the Executive's employment or upon the Executive's ceasing to be an officer of the Corporation, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

(Executive)

HNI Corporation

By:
Its:
(SEAL)
ATTEST:

Secretary